PRESS RELEASE                           LIFE SCIENCES RESEARCH, INC.
                                        (OTCBB: LSRI)

                                        PO Box 2360
                                        Mettlers Road
                                        East Millstone, NJ 08875-2360

                                        For Further Information:
                                        Richard Michaelson
                                        Phone:   US: (732) 649-9961
                                        e-mail: LifeSciencesResearch@LSRinc.net



August 22, 2005

                   LSR TO LIST ON THE NEW YORK STOCK EXCHANGE

East Millstone, New Jersey, August 22, 2005 - Life Sciences Research, Inc. (OTCBB: LSRI) announced today that its listing application has been accepted by the New York Stock Exchange (NYSE). Trading is expected to begin on the NYSE on Wednesday, September 7, 2005 under the new ticker symbol "LSR". Until that time, LSR will continue to trade on the Nasdaq OTCBB.

Andrew Baker, the Company's Chairman and Chief Executive Officer, stated, "This move to the world's most prestigious stock exchange marks an important milestone for LSR. The growing visibility LSR has enjoyed in the investment community has played an important part in our qualifying for the NYSE. We are confident that this listing will provide us with improved liquidity through access to a broader domestic and worldwide investor base."

Brian Cass, LSR's President, added "It is gratifying that the Company's significant growth in revenues, earnings and market capitalization over the past several years has enabled us to achieve this important objective. As one of the founders and leaders in the market for outsourced safety testing services for the world's pharmaceutical and biotech industries, LSR is pleased to join the many life sciences companies already listed on the NYSE."

"On behalf of my colleagues at the New York Stock Exchange, I would like to welcome Life Sciences Research to the NYSE family of listed companies," said Exchange President and co-COO Catherine R. Kinney. "We look forward to our partnership with Life Sciences Research and its shareholders, along with providing a marketplace of the highest quality and renowned for its superior reach and visibility to the global investment community."

Life Sciences Research is a global contract research organization providing product development services to the pharmaceutical, agrochemical and biotechnology industries. LSR brings leading technology and capability to support its clients in non-clinical safety testing of new compounds in early stage development and assessment. The purpose of this work is to identify risks to humans, animals or the environment resulting from the use or manufacture of a wide range of chemicals which are essential components of LSR's clients' products. The Company's services are designed to meet the regulatory requirements of governments around the world. LSR operates research facilities in the United States (the Princeton Research Center, New Jersey) and the United Kingdom (Huntingdon and Eye, England).

This announcement contains statements that may be forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These statements are based largely on LSR's expectations and are subject to a number of risks and uncertainties, certain of which are beyond LSR's control, as more fully described in the Company's SEC filings, including its Form 10-K for the fiscal year ended December 31, 2004, as filed with the US Securities and Exchange Commission.


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